EXHIBIT 99.1

Gladstone Capital Announces Monthly Cash Distributions for April, May and June, 2015 and Second Fiscal Quarter Earnings Release and Conference Call Dates

MCLEAN, Va., April 14, 2015 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq:GLAD) (the "Company") announced today that its board of directors declared the following monthly cash distributions and also announced its plan to report earnings for the second fiscal quarter ended March 31, 2015.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of April, May and June, 2015, payable per Table 1 below. The Company has paid 138 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid eight consecutive quarterly common stock cash distributions.

Table 1: Summary table for common stock cash distributions
Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 22	April 24	May 5	$0.07
May 15	May 19	May 29	$0.07
June 17	June 19	June 30	$0.07
Total for the Quarter:			$0.21

Term Preferred Stock: $0.140625 per share of the Company's 6.75% Series 2021 Term Preferred Stock ("Term Preferred Stock") for each of April, May and June, 2015, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol "GLADO."

Table 2: Summary table for Term Preferred Stock cash distributions
Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
April 22	April 24	May 5	$0.140625
May 15	May 19	May 29	$0.140625
June 17	June 19	June 30	$0.140625
Total for the Quarter:			$0.421875

The Company offers a dividend reinvestment plan (the "DRIP") to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the second quarter ended March 31, 2015, after the stock market closes on Wednesday, May 6, 2015. The Company will hold a conference call Thursday, May 7, 2015 at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 465-0177 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through June 7, 2015. To hear the replay, please dial (855) 859-2056 and use playback conference number 16104950.

The live audio broadcast of the Company's conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company's website through July 7, 2015.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior, second lien, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For further information: Gladstone Capital Corporation, 703-287-5893